Exhibit 99.1

6705 Rockledge Drive, Suite 900 Bethesda, MD 20817-1850 (301) 581-0600	News Release

FOR IMMEDIATE RELEASE	Contact:	Dale B. Wolf
Chief Financial Officer
(301) 581-5709

John Stelben
Investor Relations
(301) 581-5729

      Coventry Health Care Reports Record Third Quarter Earnings of $1.11 Per Diluted Share

EPS Up 68% Over Prior Year

Bethesda, Maryland (October 30, 2003) — Coventry Health Care, Inc. (NYSE: CVH) today reported operating results for the quarter ended September 30, 2003. Operating revenues totaled $1.15 billion for the quarter, a 29% increase over the third quarter of 2002. Net earnings were $67.5 million, or $1.11 per diluted share, a 68% increase over net earnings for the third quarter of 2002 and 68% on a per diluted share basis.

        “I am pleased to report another record quarter of profitable growth to our shareholders,” said Allen F. Wise, president and chief executive officer of Coventry. “ This quarter demonstrates that, not only does our model work, but it is gaining momentum. We grew the top line both organically and through the Altius acquisition. We continued to manage our medical costs to one of the lowest trends in the industry, and maintained discipline on our overhead costs, while improving service levels. Our demonstrated ability to compete in our markets, growing both top and bottom line, positions us well for continued profitable growth.”

Financial Highlights

  3rd Quarter Membership Up 25% over the prior year quarter
  3rd Quarter Revenues Up 29% over the prior year quarter
  3rd Quarter EPS Up 68% over the prior year quarter
  3rd Quarter Operating Margin of 8.9%, Up 260 basis points over the prior year quarter
  3rd Quarter Annualized Return on Equity of 33.1%

Third Quarter Highlights:

  Membership. As of September 30, 2003, excluding network rental members, Coventry had a total of 2.35 million members, an increase of 473,000 members, or 25%, over the prior year quarter and an increase of 201,000 members, or 9%, over the prior quarter.
    Organic growth was 42,000 members or 2.0% over the prior quarter, bringing YTD organic growth to 121,000 members or 5.9%.
    The Altius acquisition, which closed September 1, added 168,000 members during the quarter.

  Commercial Rate Increases. Coventry achieved commercial rate increases in excess of 13.5% on third quarter renewals, representing approximately 19% of commercial risk membership. The Company expects commercial rate increases, net of benefit buydowns, to be in the range of 13% to 15% for the remainder of 2003.

  Medical Loss Ratio (MLR). MLR was 80.5% for the quarter, a 210 basis point improvement over the prior year quarter. Commercial MLR of 79.9% was a 200 basis point improvement over the prior year quarter and is the main driver of overall MLR improvement.

  Selling, General & Administrative (SG&A) Expenses. SG&A expenses were 11.9% of operating revenues for the quarter, flat to the prior quarter and a 30 basis point reduction over the prior year.

  Balance Sheet. Cash and investments grew to $1.37 billion during the quarter, up $246.9 million from year-end. Net Premium Accounts Receivable of $89.2 million represent 7.1 days of sales. Days in Claims Payable (DCP) were 55.8. The DCP net of Altius declined 0.3 days over the prior quarter due to continued faster claims receipts and payments over the prior year and quarter.

  Cash Flow. Cash flow from operations for the third quarter was $93.8 million as compared to net income of $67.5 million. Cash flow for the nine months ending September 30, 2003 was $238.0 million as reported, and $271.1 million when adjusted for the timing of CMS payments for Medicare+Choice beneficiaries, as compared to year-to-date net income of $180.5 million.

Q4 2003 Guidance

  EPS in the range of $1.11 to $1.13

2004 Guidance

  Risk revenues in the range of $5.20 billion to $5.30 billion
  Management services revenues of $100.0 million to $105.0 million
  Medical loss ratio (MLR%) of 81.0% to 82.0% of risk revenues
  Selling, general, and administrative expenses (SG&A) of $600.0 million to $615.0 million
  Depreciation and amortization of $20.0 million to $22.0 million
  Investment income of $44.0 million to $46.0 million
  Interest expense of $14.5 million to $14.8 million
  Tax rate of 37.5%
  Diluted share count of 60.5 million to 61.5 million shares
  Earnings per share (EPS) on a diluted basis of $4.75 to $4.85

    Mr. Wise will host a conference call at 9:30 a.m. EST on Thursday, October 30, 2003. To listen to the call, dial (888) 569-5033, or for international callers, (719) 457-2653. Callers will be asked to identify themselves and their affiliations. The conference call will also be broadcast over the internet at www.cvty.com. Coventry asks participants on both the call and webcast to review and be familiar with its filings with the SEC. A replay of the call will be available for one week at (888) 203-1112, or for international callers, (719) 457-0820. The access code is 235250.

        Coventry Health Care is a managed health care company based in Bethesda, Maryland operating health plans, insurance companies, and provider networks under the names Altius Health Plans, Coventry Health Care, Coventry Health and Life, Carelink Health Plans, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, PersonalCare, SouthCare, Southern Health and WellPath. The Company provides a full range of managed care products and services including HMO, PPO, POS, Medicare+Choice, and Medicaid to 3.1 million members in a broad cross section of employer and government-funded groups in 14 markets throughout the Midwest, Mid-Atlantic and Southeast United States. More information is available on the Internet at www.cvty.com.

         This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may be significantly impacted by certain risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

COVENTRY HEALTH CARE, INC.
MEMBERSHIP
(Amounts in thousands)

	September 30,	June 30,	September 30,
	2003	2003	2002

Membership by Market:
Delaware	101	103	105
Georgia	77	75	82
Illinois - Central	75	75	-
Iowa	94	92	84
Kansas City	230	239	187
Louisiana	73	73	68
Nebraska	47	46	38
North Carolina	118	116	104
Pennsylvania	680	657	629
St. Louis	461	451	366
Utah	168	-	-
Virginia	154	152	138
West Virginia	75	73	79

Total membership	2,353	2,152	1,880

Membership by Product:
Risk membership:
Commercial	1,486	1,344	1,210
Medicare	64	64	59
Medicaid	315	314	262

Total risk membership	1,865	1,722	1,531
Non-risk membership	488	430	349

Total membership	2,353	2,152	1,880

Network rental membership	719	739	675

COVENTRY HEALTH CARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Operating revenues:
Managed care premiums	$1,126,594	$874,402	$3,244,884	$2,577,558
Management services	23,395	17,551	66,953	53,057

Total operating revenues	1,149,989	891,953	3,311,837	2,630,615

Operating expenses:
Medical costs	906,756	721,985	2,638,031	2,150,004
Selling, general and administrative	136,859	109,173	397,579	322,511
Depreciation and amortization	4,280	4,812	13,424	14,187

Total operating expenses	1,047,895	835,970	3,049,034	2,486,702

Operating earnings	102,094	55,983	262,803	143,913
Operating earnings percentage of total revenues	8.9%	6.3%	7.9%	5.5%

Senior notes interest expense, net	4,126	3,667	11,470	9,779
Other income, net	9,211	9,986	31,115	29,005

Earnings before income taxes	107,179	62,302	282,448	163,139

Provision for income taxes	39,656	22,117	101,991	57,915

Net earnings	$ 67,523	$ 40,185	$ 180,457	$ 105,224

Net earnings per share, basic	$ 1.14	$ 0.68	$ 3.08	$ 1.77
Net earnings per share, diluted	$ 1.11	$ 0.66	$ 2.99	$ 1.71

Weighted average shares outstanding, basic	59,063	58,980	58,549	59,510
Weighted average shares outstanding, diluted	60,820	60,740	60,294	61,659

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	June 30,	December 31,
	2003	2003	2002

	(unaudited)	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 288,828	$ 230,105	$ 186,768
Short-term investments	106,231	74,645	57,895
Accounts receivable, net	89,181	79,551	71,044
Other receivables, net	56,899	55,464	63,943
Deferred income taxes	42,229	42,332	36,861
Other current assets	8,827	10,989	7,764

Total current assets	592,195	493,086	424,275

Long-term investments	970,967	971,746	874,457
Property and equipment, net	30,654	31,730	34,045
Goodwill	293,306	257,619	243,746
Other intangible assets, net	28,057	25,237	25,687
Other long-term assets	39,789	43,438	41,230

Total assets	$ 1,954,968	$ 1,822,856	$ 1,643,440

Liabilities and Stockholders’ Equity:
Current liabilities:
Medical claims liabilities	$ 550,244	$ 527,115	$ 497,318
Other medical liabilities	59,789	61,211	61,281
Accounts payable and other accrued liabilities	238,753	200,303	178,577
Deferred revenue	58,938	49,178	63,536

Total current liabilities	907,724	837,807	800,712

Senior notes	170,500	175,000	175,000
Other long-term liabilities	26,959	27,471	21,691

Total liabilities	1,105,183	1,040,278	997,403

Stockholders’ Equity:
Total stockholders’ equity	849,785	782,578	646,037

Total liabilities and stockholders’ equity	$ 1,954,968	$ 1,822,856	$ 1,643,440

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Quarter Ended	Nine Months Ended
	September 30, 2003	September 30, 2003

Cash flows from operating activities:
Net earnings	$ 67,523	$ 180,457
Depreciation and amortization	4,280	13,424
Amortization of deferred compensation	2,775	6,798
Changes in assets and liabilities:
Accounts receivable, net	(6,000)	(13,454)
Medical claims liabilities	3,545	14,222
Other medical liabilities	(1,769)	(2,080)
Accounts payable and accrued liabilities	10,964	32,473
Interest payable on senior notes	(3,602)	(3,602)
Deferred revenue	8,310	(9,334)
Other operating activities	7,806	19,102

Net cash flows from operating activities	93,832	238,006

Cash flows from investing activities:
Capital expenditures, net	(1,761)	(6,921)
Proceeds from (payments for) investments, net of maturities	15,126	(69,438)
Payments for acquisitions, net of cash acquired	(44,428)	(60,473)

Net cash flows from investing activities	(31,063)	(136,832)

Cash flows from financing activities:
Proceeds from issuance of stock	3,844	11,851
Payments for repurchase of stock	(2,974)	(6,049)
Payments for repurchase of senior notes	(4,916)	(4,916)

Net cash flows from financing activities	(4,046)	886

Net change in cash and cash equivalents for current period	58,723	102,060
Cash and cash equivalents at beginning of period	230,105	186,768

Cash and cash equivalents at end of period	$ 288,828	$ 288,828

Cash and Investments:
Cash and cash equivalents	$ 288,828	$ 288,828
Short-term investments	106,231	106,231
Long-term investments	970,967	970,967

Total cash and investments	$ 1,366,026	$ 1,366,026

COVENTRY HEALTH CARE, INC.
SELECTED OPERATING STATISTICS
(Excluding charges)

				Total			Total
	Q3 2003	Q2 2003	Q1 2003	2002	Q4 2002	Q3 2002	2001

Revenue PMPM
Commercial	208.30	204.83	200.88	183.80	188.63	186.48	163.05
Medicare	630.56	628.20	627.05	593.29	589.25	596.91	565.70
Medicaid	141.33	140.08	139.25	137.54	137.39	129.16	144.80
Management Fees	17.37	17.40	18.29	17.71	18.02	16.82	18.30

Medical PMPM
Commercial	166.36	163.91	162.66	152.12	155.54	152.67	140.03
Medicare	507.59	504.19	542.55	509.60	510.28	513.58	505.84
Medicaid	119.46	122.18	123.82	115.58	113.90	107.95	120.93

MLR %
Commercial	79.9%	80.0%	81.0%	82.8%	82.5%	81.9%	85.9%
Medicare	80.5%	80.3%	86.5%	85.9%	86.6%	86.0%	89.4%
Medicaid	84.5%	87.2%	88.9%	84.0%	82.9%	83.6%	83.5%

Total	80.5%	80.9%	82.6%	83.3%	83.0%	82.6%	86.0%

SG&A % of revenues	11.9%	11.9%	12.2%	12.2%	12.2%	12.2%	12.0%
SG&A PMPM	20.51	20.46	20.72	19.56	19.91	19.55	17.90

Claims Statistics
Claims Inventory	156,773	156,238	133,600		146,842	162,294	248,171
Inventory Days on Hand	1.7	1.9	1.7		2.0	2.5	3.7
Total Medical Liabilities (000’s)	$610,033	$588,326	$607,029		$558,599	$533,842	$522,854
Days in Claims Payable	55.83	55.14	56.16		59.46	59.92	61.98
Days in Other Medical Liabilities	6.06	6.40	7.27		7.33	8.10	8.39
Total Days in Medical Liabilities	61.89	61.54	63.43		66.79	68.02	70.37

Member Growth (a)
Same Store	42,000	29,000	50,000	51,000	37,000	(35,000)	(8,000)
Acquisition	159,000	(8,000)	46,000	143,000	118,000	(9,000)	136,000

(a)   Acquisition growth reflects initial acquisition and all changes to acquired entities during the first twelve months of operations. Membership activity subsequent to the initial twelve month period is reflected as same store growth. Membership growth excludes network rental membership.